Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
Kristina M. Broadbelt (Media) Assistant Director, PR & Advocacy Phone (610) 321-2358

Robert A. Doody Jr. (Investors) Assistant Director, Investor Relations Phone (610) 321-6290

VIROPHARMA ANNOUNCES ACCEPTANCE OF CINRYZE™ (C1 ESTERASE

INHIBITOR [HUMAN]) MARKETING AUTHORIZATION APPLICATION (MAA) BY

EUROPEAN MEDICINES AGENCY (EMA)

EXTON, PA, March 24, 2010 – ViroPharma Incorporated (NASDAQ: VPHM) today announced that the European Medicines Agency (EMA) has accepted the filing of its Marketing Authorization Application (MAA) for Cinryze for acute treatment and prophylaxis against hereditary angioedema (HAE), which was submitted through the centralized procedure in March 2010. ViroPharma is seeking European approval for both prevention and treatment of acute attacks of hereditary angioedema (HAE).

Cinryze was approved by the U.S. Food and Drug Administration in October 2008 for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. It is currently not approved for use in acute attacks of HAE in the U.S.

“Hereditary angioedema is a genetic inflammatory disease suffered by patients across the globe, and the acceptance of this application by the EMA is an important step in the process towards bringing this important therapy to HAE patients in Europe suffering from this debilitating disease,” commented Vincent Milano, ViroPharma’s president and chief executive officer. “We are looking forward to the day when we may be in position to provide this therapeutic alternative to this additional group of HAE patients.”

The MAA is based on comprehensive clinical data including analyses of the results of ViroPharma’s Phase 3 studies of acute and prophylactic use of Cinryze in patients with HAE, plus recent data from the company’s longer-term open label studies of the drug. The MAA acceptance triggers the initiation of EMA’s regulatory review process.

In 2009 Cinryze received orphan medicinal product designation in the European Union. In the E.U., orphan medicinal product designation is conferred upon investigational products for diseases that affect fewer than five in 10,000 patients. Products with orphan designation that are the first to be approved for a specific indication receive ten years of market exclusivity in the European Union plus two additional years with approval of a Pediatric Investigation Plan. In March of 2010, ViroPharma announced the adoption of a positive outcome to the compliance check for its Pediatric Investigation Plan for Cinryze.

About Cinryze™ (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product that has been approved by U.S. FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. C1 inhibitor therapy has been used acutely for more than 35 years in Europe to treat patients with C1 inhibitor deficiency. Cinryze is not currently approved in the European Union or any of its member states.

The most common adverse reactions observed in clinical trials have been upper respiratory infection, sinusitis, rash and headache. No drug-related serious adverse events (SAEs) have been observed in clinical trials. Severe hypersensitivity reactions may occur. Thrombotic events have occurred in patients receiving high dose off-label C1 inhibitor therapy well above the approved treatment dosage regimen. With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening patients for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration.

Cinryze is for intravenous use only. A dose of 1000 Units of Cinryze can be administered every 3 or 4 days for routine prophylaxis against angioedema attacks in HAE patients. Cinryze is administered at an injection rate of 1 mL per minute.

About Hereditary Angioedema (HAE)

HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unregulated, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. Patients with HAE experience approximately 20 to 100 days of incapacitation per year. There are estimated to be at least 6,500 people with HAE in the United States and approximately similar demographics in the European Union.

For more information on HAE, visit the U.S. HAE Association’s website at: www.haea.org or the HAEI (International Patient Organization for C1 Inhibitor Deficiencies at www.haei.org.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing innovative products for physician specialists to enable the support of patients with serious diseases for which there is an unmet medical need, and providing rewarding careers to employees. ViroPharma commercializes Cinryze™ (C1 esterase inhibitor [human]) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE). ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including C1 esterase inhibitor deficiency and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Forward-Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events, including our regulatory filings in Europe related to Cinryze, including without limitation statements related to potential regulatory timelines, the likelihood of regulatory success and the scope of indications for which Cinryze may be approved. The EMA may view the data regarding the use of Cinryze for acute treatment and / or prevention of HAE we have submitted in the MAA as insufficient or inconclusive, request additional data, require additional clinical studies, delay any decision past the time frames anticipated by us, limit any approved indications, deny the approval of Cinryze for acute treatment and / or prevention of HAE or approve a competing product which has been granted orphan drug designation thereby preventing Cinryze from reaching the European market. For example, in June 2009, the U.S. FDA issued a complete response letter and requested an additional clinical study, due to their opinion that the placebo controlled study submitted in support of the sBLA for acute treatment of HAE lacked robustness. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

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